Exhibit 99.1

News Release

For Further Information
Investor Relations:                         Derek Drysdale, (816) 854-4513, derek.drysdale@hrblock.com
Media Relations:                             Gene King, (816) 854-4672, gene.king@hrblock.com

H&R Block Reports Fiscal 2012 First Quarter Results

•	First quarter net loss from continuing operations of $0.57 per share includes charges of $0.20 per share
•	Adjusted non-GAAP net loss from continuing operations of $111.2 million, or $0.37 per share, compared to a loss of $110.8 million, or $0.35 per share in prior year
•	Total revenues down 2.5 percent to $267.6 million

For Immediate Release: Sept. 1, 2011

KANSAS CITY, Mo. – H&R Block, Inc. (NYSE: HRB) today reported a net loss from continuing operations for the fiscal  first quarter ended July 31, 2011, of $173.4 million, or $0.57 per share, compared to a loss of $127.6 million, or $0.40 per share in the prior year period.  The company recorded after-tax charges of $62.2 million, or $0.20 per share, largely related to the pending sale of its RSM McGladrey (“RSM”) subsidiary.  The adjusted net loss from continuing operations of $111.2 million was essentially flat to the prior year.  The adjusted loss per share increased to $0.37 compared to a loss of $0.35 per share a year ago due to fewer shares outstanding.  Total revenues fell 2.5 percent to $267.6 million due to declining revenues at RSM.

“Our first quarter results were in-line with our expectations,” said Bill Cobb, H&R Block’s president and chief executive officer.   “As we finalize our plans for next tax season, we are confident that we can continue driving organic growth in our core business by attracting and retaining more clients.”

Tax Services

First quarter Tax Services revenues of $91.4 million were essentially flat to the prior year.  The segment’s pretax loss of $169.5 million improved by $5.1 million compared to the prior year.  Results included a pretax litigation charge of $15.0 million in the current quarter, and a pretax severance charge of $16.8 million in the prior year.

RSM McGladrey

As previously announced, H&R Block signed a non-binding letter of intent to sell substantially all of the assets of RSM to McGladrey & Pullen, LLP (“M&P”).   In connection with this sale, as well as the sale or closure of RSM’s remaining operations that are not part of this transaction, the segment recorded a non-cash pretax charge of $89.7 million in the first quarter.

The sale of RSM is expected to close by calendar year end and is subject to a number of customary closing conditions, including the signing of a definitive agreement and finalization of M&P’s financing for the transaction.

First quarter revenues fell 4.3 percent to $167.3 million.   Due to the aforementioned charge, the pretax loss increased to $92.5 million compared to a loss of $0.4 million in the prior year.

Corporate

Corporate includes support department costs, such as finance and legal, as well as net interest margin and other gains/losses associated with H&R Block Bank’s mortgage portfolio. Corporate reported a pretax loss of $31.1 million for the first quarter ended July 31, 2011, compared to a loss of $32.3 million in the prior year.

Discontinued Operations

Sand Canyon Corporation (“SCC”), formerly known as Option One Mortgage Corporation, ceased originating mortgage loans in December 2007 and, in April 2008, sold its servicing assets and discontinued its remaining operations.  SCC is a separate legal entity from H&R Block, Inc.  At July 31, 2011, SCC had net assets of approximately $300 million, in addition to an accrual for representation and warranty liabilities of $125.8 million.

New and reasserted claims for alleged breaches of representation and warranties in the principal amount of $35 million were received during the first quarter.  SCC completed a review of claims of approximately $48 million during the quarter, with incurred losses totaling $0.5 million.  At July 31, 2011, total claims of $66 million remain subject to review.

Conference Call

At 4:30 p.m. Eastern, the company will host a conference call for analysts, institutional investors and shareholders. To access the call, please dial the number below approximately five to 10 minutes prior to the scheduled starting time:

             U.S./Canada (877) 809-6980 or International (706) 634-7287

             Conference ID: 90488283

The call will also be webcast in a listen-only format for the media and public. The link to the webcast can be accessed on the company's investor relations Web site at www.hrblock.com

 A replay of the call will be available beginning at 6:30 p.m. Eastern on September 1 and continuing until September 15, 2011, by dialing (855) 859-2056 (U.S./Canada) or

(404) 537-3406 (International). The conference ID is 90488283. The webcast will be available for replay beginning on September 2.

Forward Looking Statements
This announcement may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements, as well as the Company’s guidance, are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; uncertainties and potential contingent liabilities arising from our former mortgage loan origination and servicing business; uncertainties in the residential mortgage market and its impact on loan loss provisions; uncertainties pertaining to the commercial debt market; competitive factors; the Company’s effective income tax rate; litigation defense expenses and costs of judgments or settlements; uncertainties regarding the level of share repurchases; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the Company’s 2011 annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

About H&R Block
H&R Block Inc. (NYSE: HRB) has prepared more than 575 million tax returns worldwide since 1955, making it the country’s largest tax services provider. In fiscal 2011, H&R Block had annual revenues of $3.8 billion and prepared more than 24.5 million tax returns worldwide, including Canada and Australia. Tax return preparation services are provided in company-owned and franchise retail tax offices by more than 100,000 professional tax preparers, and through H&R Block At Home™ digital products. H&R Block Bank provides affordable banking products and services, and RSM is a top provider of tax, accounting and wealth management services to mid-sized businesses. For more information, visit the H&R Block Online Press Center.

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KEY OPERATING RESULTS
Unaudited, amounts in thousands, except per share data

	Three months ended July 31,
	Revenues		Income (loss)
	2011	2010	2011	2010

Tax Services	$ 91,425	$ 91,645	$ (169,483)	$ (174,624)
Business Services	167,263	174,710	(92,541)	(433)
Corporate and Eliminations	8,946	8,119	(31,118)	(32,260)
	$ 267,634	$ 274,474	(293,142)	(207,317)
Income tax benefit			(119,699)	(79,679)
Net loss from continuing operations			(173,443)	(127,638)
Net loss from discontinued operations			(1,655)	(3,043)
Net loss			$ (175,098)	$ (130,681)

Basic and diluted loss per share:
Net loss from continuing operations			$ (0.57)	$ (0.40)
Net loss from discontinued operations			-	(0.01)
Net loss			$ (0.57)	$ (0.41)

Basic and diluted shares outstanding			305,491	319,690

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     Basic earnings per share is computed using the two-class method and is based on the weighted average number of shares outstanding.  The dilutive effect of potential common shares is included in diluted earnings per share, except in those periods with a loss from continuing operations.
     In August 2011, we signed a non-binding letter of intent to sell substantially all assets of RSM McGladrey Business Services, Inc (RSM) to McGladrey & Pullen LLP (M&P) and began an evaluation of strategic alternatives for RSM EquiCo, Inc. (RSM EquiCo). The RSM sale is dependent on, among other factors, the ability of M&P to raise financing for the purchase. We recorded a $99.7 million impairment of goodwill in the first quarter for reporting units in our Business Services segment based on these events. This loss was offset partially by the sale of an ancillary business within the Business Services segment during the quarter which resulted in a $9.9 million gain. On an after-tax basis, the net result of these events is a charge of $53.2 million, or $0.17 per share. These amounts related to the sale of RSM may fluctuate based on adjustments to the purchase price at closing as well as the additional realization of tax benefits related to the sale.

CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in thousands, except per share data

	July 31,	April 30,
	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$ 1,012,709	$ 1,677,844
Cash and cash equivalents - restricted	44,402	48,383
Receivables, net	329,388	492,290
Prepaid expenses and other current assets	281,326	259,214
Total current assets	1,667,825	2,477,731

Mortgage loans held for investment, net	466,663	485,008
Property and equipment, net	295,220	307,320
Intangible assets, net	360,035	367,919
Goodwill	742,611	846,245
Other assets	775,698	723,738
Total assets	$ 4,308,052	$ 5,207,961

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Customer banking deposits	$ 666,268	$ 852,220
Accounts payable, accrued expenses and other current liabilities	522,130	618,070
Accrued salaries, wages and payroll taxes	83,257	257,038
Accrued income taxes	275,639	458,910
Current portion of long-term debt	30,940	3,437
Federal Home Loan Bank borrowings	25,000	25,000
Total current liabilities	1,603,234	2,214,675

Long-term debt	1,019,431	1,049,754
Other noncurrent liabilities	451,510	493,958
Total liabilities	3,074,175	3,758,387

Stockholders' equity:
Common stock, no par, stated value $.01 per share	4,124	4,124
Additional paid-in capital	808,668	812,666
Accumulated other comprehensive income	12,692	11,233
Retained earnings	2,437,011	2,658,103
Less treasury shares, at cost	(2,028,618)	(2,036,552)
Total stockholders' equity	1,233,877	1,449,574
Total liabilities and stockholders' equity	$ 4,308,052	$ 5,207,961

CONDENSED CONSOLIDATED INCOME STATEMENTS
Unaudited, amounts in thousands, except per share data

	Three months ended July 31,
	2011	2010
Revenues:
Service revenues	$ 240,563	$ 247,419
Product and other revenues	16,638	16,753
Interest income	10,433	10,302
	267,634	274,474

Expenses:
Cost of revenues:
Compensation and benefits	160,255	168,047
Occupancy and equipment	94,045	94,702
Depreciation and amortization of property and equipment	21,048	23,065
Provision for bad debt and loan losses	8,823	10,049
Interest	23,301	22,962
Other expenses	49,528	49,191
	357,000	368,016
Impairment of goodwill	99,697	-
Selling, general and administrative	108,166	117,029
	564,863	485,045

Operating loss	(297,229)	(210,571)
Other income, net	4,087	3,254

Loss from continuing operations before tax benefit	(293,142)	(207,317)
Income tax benefit	(119,699)	(79,679)

Net loss from continuing operations	(173,443)	(127,638)
Net loss from discontinued operations	(1,655)	(3,043)

Net loss	$ (175,098)	$ (130,681)

Basic and diluted loss per share:
Net loss from continuing operations	$ (0.57)	$ (0.40)
Net loss from discontinued operations	-	(0.01)
Net loss	$ (0.57)	$ (0.41)

Basic and diluted shares outstanding	305,491	319,690

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited, amounts in thousands

	Three months ended July 31,
	2011	2010

Net cash used in operating activities	$ (394,549)	$ (348,251)

Cash flows from investing activities:
Purchases of available-for-sale securities	(39,275)	-
Principal payments on mortgage loans held for investment, net	11,192	17,618
Purchases of property and equipment	(10,953)	(8,634)
Payments made for business acquisitions, net of cash acquired	(3,457)	(33,226)
Proceeds from sales of businesses, net	21,230	26,387
Franchise loans:
Loans funded	(16,477)	(33,720)
Payments received	5,320	6,724
Other, net	18,167	18,848
Net cash used in investing activities	(14,253)	(6,003)

Cash flows from financing activities:
Customer banking deposits, net	(186,245)	(121,401)
Dividends paid	(45,894)	(48,692)
Repurchase of common stock, including shares surrendered	(2,002)	(164,369)
Proceeds from exercise of stock options	1,762	1,500
Other, net	(24,916)	(15,987)
Net cash used in financing activities	(257,295)	(348,949)

Effects of exchange rates on cash	962	(2,232)

Net decrease in cash and cash equivalents	(665,135)	(705,435)
Cash and cash equivalents at beginning of the period	1,677,844	1,804,045
Cash and cash equivalents at end of the period	$ 1,012,709	$ 1,098,610

Supplementary cash flow data:
Income taxes paid, net of refunds received	$ 99,357	$ 64,651
Interest paid on borrowings	37,634	27,265
Interest paid on deposits	1,820	1,915
Transfers of foreclosed loans to other assets	1,573	6,527

NON-GAAP RECONCILIATION
Unaudited, amounts in thousands

     We report our financial results in accordance with generally accepted accounting principles (GAAP). However, we believe certain non-GAAP performance measures and ratios used in managing the business may provide additional meaningful comparisons between current year results and prior periods. Reconciliations to GAAP financial measures are provided below. These non-GAAP financial measures should be viewed in addition to, not as an alternative for, our reported GAAP results.

	Three months ended July 31,
	2011		2010
	After-tax	Per share	After-tax	Per share

Net loss from continuing operations - as reported	$ (173.4)	$ (0.57)	$ (127.6)	$ (0.40)

Add back (net of tax):
Goodwill impairment	59.2	0.19	-	-
Gains on sales of businesses	(6.0)	(0.02)	-	-
Loss contingencies - litigation	9.0	0.03	-	-
Severance	-	-	16.8	0.05
	62.2	0.20	16.8	0.05

Net loss from continuing operations - as adjusted	$ (111.2)	$ (0.37)	$ (110.8)	$ (0.35)

Basic and diluted shares		305.5		319.7